Exhibit 10.8

FY2006 Annual Management Incentive Plan 1 Worksheet

(Corporate Officer Version)

In order for the payment of your individual FY 2006 AMIP 1 incentive award to qualify as deductible, performance-based compensation for U.S. federal income tax purposes, it has been granted as a "performance-based award" under CSC's 2004 Incentive Plan. Your incentive award will be based on six CSC stockholder-approved financial performance measures, as set forth below.

In calculating your incentive award, any performance criteria may be adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events or transactions that have been publicly disclosed and the cumulative effects of changes in accounting principles, all as determined in accordance with U.S. GAAP.

Prior to the payment of your incentive award, the Compensation Committee must certify in writing that the applicable performance goals have been satisfied. The Compensation Committee may not increase or decrease the value of your incentive award from the value determined under the performance formula, as adjusted as described in the preceding paragraph.

Please review, sign and fax this worksheet to ________________________________at ______________

(Attention: ___________________), by _______, to acknowledge receipt of your performance criteria for FY 2006.

ANNUAL MANAGEMENT INCENTIVE PLAN
NAME:			SALARY:

	TARGET BONUS			TARGET CRITERIA
	FY 2006 Calculation		Payable	FY 2006 ($ amounts in 000)
MEASURE	Base %	Amount	Jun-06	Budget	Actual	Award
Revenue
Return on Investment
Operating Income
Margin
Days Sales Outstanding
Earnings Per Shares
Total Target Bonus

Comments:

Reviewed by Participant________________________________ Date_____________

Sign and fax this copy to_______________________________at___________________.